Exhibit 99.07
Southern Company
Financial Overview
As Reported
(In Millions of Dollars)

	Three Months Ended September			Year-to-Date September
	2014	2013	% Change	2014	2013	% Change
Consolidated –
Operating Revenues	$5,339	$5,017	6.4%	$14,450	$13,160	9.8%
Earnings Before Income Taxes	1,127	1,337	(15.7)%	2,620	1,936	35.3%
Net Income Available to Common	718	852	(15.7)%	1,680	1,230	36.6%

Alabama Power –
Operating Revenues	$1,669	$1,604	4.1%	$4,614	$4,304	7.2%
Earnings Before Income Taxes	475	442	7.5%	1,101	992	11.0%
Net Income Available to Common	282	258	9.3%	642	572	12.2%

Georgia Power –
Operating Revenues	$2,631	$2,484	5.9%	$7,086	$6,408	10.6%
Earnings Before Income Taxes	846	790	7.1%	1,775	1,579	12.4%
Net Income Available to Common	525	487	7.8%	1,102	966	14.1%

Gulf Power –
Operating Revenues	$438	$399	9.8%	$1,229	$1,097	12.1%
Earnings Before Income Taxes	78	75	4.3%	198	168	18.4%
Net Income Available to Common	47	45	4.0%	117	99	18.4%

Mississippi Power –
Operating Revenues	$355	$325	9.0%	$997	$878	13.6%
Earnings (Loss) Before Income Taxes	(334)	(56)	N/M	(556)	(843)	34.0%
Net Income (Loss) Available to Common	(195)	(24)	N/M	(305)	(490)	37.8%

Southern Power –
Operating Revenues	$435	$365	19.3%	$1,115	$975	14.4%
Earnings Before Income Taxes	87	103	(15.1)%	154	180	(14.3)%
Net Income Available to Common	64	85	(25.3)%	128	142	(10.1)%

N/M - not meaningful

Notes
- Mississippi Power Company restated its 2012 financial statements to reflect a pre-tax charge to income for the estimated probable loss on Kemper IGCC of $78 million ($48 million after tax) in 2012. Southern Company evaluated the portion of the estimated probable loss related to 2012 and concluded it was not material to Southern Company. Therefore, Southern Company reflected the pre-tax charge to income for this portion of the estimated probable loss related to 2012 in the first quarter 2013.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.